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                                                                  Exhibit 3.1(e)



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             CLICKNSETTLE.COM, INC.

               (Under Section 242 of the General Corporation Law)


         clickNsettle.com, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         FIRST: The name of the Corporation is clickNsettle.com, Inc.

         SECOND: The Board of Directors of the Corporation adopted the following preamble and resolution on July 5, 2001, setting forth, proposing and declaring advisable the following amendment to the Certificate of Incorporation of the
Corporation:

                  WHEREAS, the Board of Directors deems it advisable to reduce the number of outstanding shares of the Corporation; be it

                  RESOLVED, that each share of issued and outstanding common stock, par value $0.001 per share, of the Corporation be reclassified into 0.33 of a share of issued and outstanding common stock, par value $0.001 per share, of the Corporation, and that to effect such stock reclassification, and subject to the approval of a majority of the stockholders of the Corporation, Article Fourth of the Certificate of Incorporation of the Corporation be amended to add the following after the last line of the paragraph:

                  "Upon the filing in the office of the Secretary of State of Delaware of a Certificate of Amendment whereby this Article Fourth is being amended to add this paragraph, each previously outstanding share of common stock, par value $0.001 per share, of the Corporation shall thereby and thereupon be reclassified into 0.33 of a validly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Corporation.

         THIRD: That thereafter the above amendment to the Certificate of Incorporation of the Corporation was duly approved upon written consent of the stockholders owning a majority of the issued and outstanding shares of the common stock of the Corporation entitled to vote thereon in accordance with
Section 228 of the General Corporation Law.

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         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 20th day of August, 2001.


                                              clickNsettle.com, Inc.


                                              By:   /S/ ROY ISRAEL
                                                    --------------
                                                    Name:  Roy Israel
                                                    Title: CEO & President

ATTEST:


/S/ PATRICIA A. GIULIANI-RHEAUME
--------------------------------
Name:  Patricia A. Giuliani-Rheaume
Title: VP & CFO